EXHIBIT 5.1

[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

212-373-3000

212-757-3990

December 8, 2022

Red Robin Gourmet Burgers, Inc.

6312 S. Fiddler’s Green Circle

Suite 200 N

Greenwood Village, CO 80111

Registration Statement on Form S-8

Red Robin Gourmet Burgers, Inc. Employee Stock Purchase Plan (ESPP) Shares and Sarah Mussetter Inducement Grant

Ladies and Gentlemen:

We have acted as special counsel to Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of (i) 19,035 shares (the “Inducement Grant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance upon vesting of restricted stock units (the “RSUs”) granted to Sarah Mussetter, the Company’s Executive Vice President and Chief Legal Officer, and (ii) 350,000 shares of Common Stock (the “ESPP Shares,” and the ESPP Shares together with the Inducement Grant Shares, the “Shares”) issuable under the Red Robin Gourmet Burgers, Inc. Amended and Restated Employee Stock Purchase Plan (as amended by the ESPP Amendment (as defined below), the “ESPP”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.      the Registration Statement;

2.      the Restricted Stock Unit Award Agreement between the Company and Sarah Mussetter relating to the RSUs (the “RSU Agreement”);

3.     the ESPP; and

4.     that certain amendment to the ESPP, adopted by the Company’s board of directors on December 6, 2022 (the “ESPP Amendment”).

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company

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made in the Documents and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered in accordance with the terms of the RSU Agreement and the ESPP, respectively, the Shares will be validly issued, fully paid and non-assessable.

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The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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